Exhibit 4.30

AMENDMENT #3

TO

OEM PURCHASE AND SALE AGREEMENT NO. 011449

BETWEEN SELLER CORPORATION AND NORTEL NETWORKS LIMITED

This Amendment #2 to OEM Purchase and Sale Agreement No. 011449 by and between Nortel Networks Limited, a Canada corporation with offices located at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6 (Nortel Networks) and AudioCodes Ltd., an Israeli corporation with offices located at 1 Hayarden Street, Airport City Lod, 70151 (Seller), will be effective as of February 15, 2005.

WHEREAS, Nortel Networks and Seller entered into an OEM Purchase and Sale Agreement dated April 28, 2003, as amended (“Agreement”); and

WHEREAS, Nortel Networks and Seller wish to amend the Agreement for the purposes of adding an OEM Interface License to the Agreement to address interoperability issues with regard to certain Products described therein;

Now, therefore, the parties agree to amend the Agreement as follows:

A.	Add Exhibit N, “OEM Interface License” to the Agreement, attached to and incorporated in this Amendment 3 as Attachment.

Except for this Amendment No. 3, in all other respects the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to the Agreement to be signed by their duly authorized representatives.

NORTEL NETWORKS LIMITED By: /s/ Nancy Scott —————————————— Print Name: Nancy Scott Title: SR Mgr. Supply Mgmt. Date: February 3, 2005	AUDIOCODES LTD. By: /s/ Ben Rabinowitz —————————————— Print Name: Ben Rabinowitz Title: VP Marketing and Sales, NA Date: February 15, 2005

EXHIBIT N

OEM INTERFACE LICENSE

1.    DEFINITIONS. Capitalized terms that are defined in the Agreement (as defined below) shall have the meanings set forth in the Agreement, and the following capitalized terms, and other capitalized terms defined elsewhere in this Exhibit (“Exhibit”),will have the meanings set forth herein wherever used in this Exhibit:

(a)	“Agreement” means the parties’ OEM Purchase and Sale Agreement to which this Exhibit is attached, but solely to the extent such Agreement is applicable to Product(s) that are required to incorporate an Interface pursuant thereto.

(b)	“Field of Use” means use of an Interface solely in a Product provided exclusively to Nortel Networks solely for enabling such Product to interface with a System solely in accordance with the Technical Information and solely as and to the extent required pursuant to the Agreement.

(c)	“Interface” means an interface that incorporates and uses a Nortel Networks Interface to enable interoperation exclusively between a System and a Product solely in accordance with such Technical Information.

(d)	“Interface Improvements” means any innovations, improvements, enhancements, modifications and other derivatives of, and/or directed to, associated with and/or resulting from use of Technical Information and/or a Nortel Networks Interface, made or created by or for Seller, but, with respect to Technical Information, only to the extent primarily directed to and/or based on such Technical Information, or with respect to a Nortel Networks Interface, only to the extent related specifically to such Nortel Networks Interface.

(e)	“Nortel Networks Interface” means the System interface described in the Technical Information.

(f)	“Seller Improvements” means any innovations, improvements, enhancements, modifications and other derivatives to, and/or directed to, associated with and/or arising from Seller’s activities pursuant to and in accordance with the terms of this Agreement, excluding any Interface Improvements.

(g)	“System” means only the Nortel Networks products listed in Exhibit N-1 and future releases thereof during the Term.

(h)	“Technical Information” means the information contained in the specific versions of the document(s) listed in Exhibit N-1, including updates thereto and any other related technical information that may, at Nortel Networks sole discretion, be provided by Nortel Networks to Seller during the Term.

(i)	“Technical Information IPR” means the intellectual property rights owned by Nortel Networks specifically directed to and covering the Technical Information, and its use solely in accordance with and specifically limited by the terms of(.) this Exhibit, solely to the extent of the Technical Information.

2.    LICENSES

2.1    Grant of License. Subject to the terms and conditions of the Agreement, and during the Term, Nortel Networks, and/or Nortel Networks Limited and/or its Subsidiaries, to the extent of its legal right to do so, grants to Seller a personal, non-exclusive, non-transferable, non-sublicensable license under the Technical Information IPR:

(a)	to use (including copy) the Technical Information:

(i)	to develop and make interfaces solely for incorporation and use in Products solely within the Field of Use and solely to the extent necessary to perform Seller’s obligations pursuant to the Agreement;

(ii)	to incorporate such Interfaces into Products in accordance with rights set forth in section 2.1(a)(i) and solely to the extent necessary to perform Seller’s obligations pursuant to the Agreement;

(iii)	to support and maintain such Interfaces incorporated into Products in accordance with the Field of Use in accordance with rights set forth in section 2.1(a)(i) and solely to the extent necessary to perform Seller’s obligations pursuant to the Agreement; and

(b)	to use Interfaces incorporated in Products, solely to the extent of such Interfaces, solely within the Field of Use a nd to the extent necessary to perform Seller’s obligations pursuant to the Agreement.

2.2    Prohibited Uses. Technical Information shall not be used to reverse engineer any Nortel Networks Interface existing in or for any product, device or system of any kind, and shall not be used to implement an Interface in or with any product, device or system of any kind, including hardware and software, except for a Product solely within the Field of Use, or in or with any of Seller’s products outside the Field of Use. Seller shall not create or distribute any Interface in software that is subject to the GNU General Public License, or any similar “open source” license, that would grant third parties the right to receive the source code, or the object code of such Interface to the extent to which it incorporates the source code of such Interface, other than as permitted under this Agreement.

2.3    Grant Back License. Seller hereby agrees to grant to Nortel Networks an irrevocable, perpetual, non-exclusive, sublicensable, fully paid-up, royalty-free, worldwide license, under any and all of Seller’s intellectual property rights, to utilize, employ, practice and/or otherwise exploit any and all Seller Improvements. The preceding sentence does not obligate Seller to disclose or provide Seller improvements to Nortel Networks.

3.     OWNERSHIP AND RESERVATION OF RIGHTS

3.1    Ownership. The Technical Information, including,all copies thereof (including any and all portions thereof), and the Technical Information IPR are and shall continue to be owned exclusively by Nortel Networks. All Seller Improvements, and any intellectual property rights associated therewith, shall be owned exclusively by Seller. Notwithstanding the prior sentence, Nortel Networks shall exclusively own all Interface Improvements, and any intellectual property rights associated therewith to the extent such intellectual property rights are directed to and/or based on Technical Information and/or to the extent such intellectual property rights are related specifically to a Nortel Networks Interface. Seller shall disclose any such Interface Improvements to Nortel Networks in writing upon its conception and upon the reduction of such Interface Improvement to a detailed description, and shall take whatever reasonable steps may be necessary to assign the ownership ofsuch Interface Improvements to Nortel Networks Nortel Networks grants Seller a personal, non-exclusive, non-transferable, non-sublicensable right to use Interface Improvements in the course of Seller’s exercise of, and solely to the extent of, the rights granted to Seller under Section 2.1 of this Agreement.

3.2    No Other Rights. Nortel Networks reserves all rights and licenses not expressly granted in this Agreement. Nothing in this Agreement shall be construed as implying or giving rise to any implied grant or license including any right to use a Product incorporating an Interface except to use such Interface incorporated therein solely in accordance with the Field of Use or any right to use an interface in combination with anything else except as expressly set forth in Section 2.1. Nothing contained in this Agreement shall be construed as conferring on (i) Nortel Networks an obligation to file, secure, protect, maintain and/or enforce any intellectual property right and/or (ii) Seller any right to bring any action on behalf of Nortel Networks and/or based an or related to the Technical Information or the Technical Information IPR. Furthermore, nothing contained in this Agreement shall limit Nortel Networks ability to use in any manner it chooses the Technical Information or the Technical Information IPR or further license the same to any other entity.

3.3    Third Party Technology/IPR. Seller acknowledges that no third party technical information and/or intellectual property rights are licensed to it pursuant to, or as a result of, this Exhibit. Seller shall be solely responsible for obtaining, including any fees and/or costs, any third party technical information and intellectual property rights it requires with respect to its activities pursuant to this Agreement and/or associated with Products incorporating Interfaces.

4.     WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

4.1    THE TECHNICAL INFORMATION, NORTEL NETWORKS INTERFACE(S) AND TECHNICAL INFORMATION IPR IS PROVIDED TO SELLER BY NORTEL NETWORKS (AND ITS SUPPLIERS/LICENSORS, IF ANY) “AS IS” WITHOUT WARRANTY OR CONDITION OF ANY KIND. NORTEL NETWORKS (AND ITS SUPPLIERS/LICENSORS, IF ANY) EXPRESSLY DISCLAIM ALL WARRANTIES AND CONDITIONS, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OR CONDITION OF TITLE, MERCHANTABILITY, FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (EVEN IF ON NOTICE OF SUCH PURPOSE), NON-INFRINGEMENT, CUSTOM OR USAGE IN THE TRADE WITH RESPECT TO THE TECHNICAL INFORMATION, NORTEL NETWORKS INTERFACES AND TECHNICAL INFORMATION IPR, THE USE OR OTHER EXPLOITATION OF THE SAME AND/OR THE RESULTS OR ITEMS RESULTING FROM SUCH USE.

5.     CONFIDENTIALITY OF TECHNICAL INFORMATION

5.1     Any Technical Information received by Seller pursuant to this Exhibit shall be used, disclosed, or copied, only for the purposes of, and only in accordance with, this Agreement. Seller shall use, as a minimum, the same degree of care as it uses to protect its own Technical Information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, disclosure or publication of Technical Information. Without limiting the generality of the foregoing:

(a)	Seller shall only disclose Technical Information to its employees or any individual or entity which (i) has entered into a written agreement with Seller containing obligations of confidence substantially similar to (but no less protective of the Technical Information than) those contained in this Agreement and (ii) has a bona fide need to access the Technical Information consistent with the Seller’s rights under this Agreement.

(b)	Seller shall not make or have made any copies of Technical Information except those copies which are necessary for the purposes of this Agreement; and

(c)	Seller shall affix to any copies it makes of the Technical Information, all proprietary notices or legends affixed to the Technical Information as they appear on the copies of the Technical Information originally received from Nortel Networks.

5.2    Exclusions. Seller shall not be bound by obligations restricting disclosure set forth in this Agreement with respect to any Technical Information which:

(a)	without obligation of confidentiality was rightfully known by Seller prior to disclosure, as evidenced by its business records;

(b)	was lawfully in the public domain prior to its disclosure, or lawfully becomes publicly available other than through a breach of this Agreement or any other confidentiality obligation on behalf of any third party;

(c)	was disclosed to Seller by a third party provided such third party, or any other party from whom such third party receives such information, is not in breach of any confidentiality obligation in respect of such information;

(d)	is independently developed by Seller, as evidenced by its business records; or

(e)	is disclosed when such disclosure is compelled pursuant to legal, judicial, or administrative proceedings, or otherwise required by law, but solely to the extent required thereby, provided that Seller advises Nortel Networks of any such disclosure in a timely manner prior to making any such disclosure, and provided that Seller shall apply for such legal protection as may be available with respect to the confidentiality of the Technical Information which is required to be disclosed.

6.    GENERAL

6.1    Change of Control. “Change of Control” means any agreement, resolution or transaction to transfer or issue by sale, subscription, or any other disposition of any part or all of the corporate shares or assets of Seller, or of any parent or subsidiary corporation of Seller, or any corporation associated or affiliated with Seller (as those terms are defined by corporate legislation and any amendments thereto) so as to result in any change, from that existing as of the Effective Date, in effective control, directly or indirectly, of Seller. Change of Control of Seller or any business unit of Seller that has used or is using Technical Information, without the prior written consent of Nortel Networks, shall constitute an assignment of this Exhibit and therefore be governed by Section 6.3, Assignment, of this Exhibit.

6.2    Return of Technical Information. Seller shall, within thirty (30) days of termination or expiration of the Agreement, return to Nortel Networks or, if so requested by Nortel Networks, certify in writing to Nortel Networks that all copies of the Technical Information have been destroyed.

6.3    Assignment. Seller shall not assign, or otherwise transfer the Technical Information, or its rights under this Exhibit, nor delegate its duties or obligations under this Exhibit to any third party in whole or part, without the prior written consent of Nortel Networks. Any transfer by Seller of this Exhibit or any right or obligation hereunder by operation of law, reorganization, merger, amalgamation, Change of Control of Seller or any business unit of Seller relating to Products, or otherwise, without the prior written consent of Nortel Networks, shall constitute an assignment for the purposes of this section. Any purported assignment in violation of this provision shall be null and void and shall constitute a material breach of the Agreement that is not subject to cure.

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EXHIBIT N-1

1. Technical Information

[*]	Specifications:
a)	[*]

[*]	Specifications:
a)	[*]
b)	[*]
c)	[*]
d)	[*]
e)	[*]
f)	[*]

2. System(s)

Nortel Networks Products: a) [*] b) [*] c) [*] d) [*]	Release [*] [*] [*] 3.0	Applicable Technical Information [*] [*] [*] [*]

* Confidential